Exhibit 99.1

November 7, 2013

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES NINE MONTH 2013 RESULTS

New York, New York, November 7, 2013--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the nine month period ended September 30, 2013.  Net income attributable to Leucadia National Corporation common shareholders for the nine month periods ended September 30, 2013 and 2012 was $360,686,000 ($1.06 per diluted common share) and $400,300,000 ($1.62 per diluted common share), respectively.  These results reflect the inclusion of the operations of Jefferies Group LLC and its subsidiaries since its acquisition on March 1, 2013.

For more information on the Company’s results of operations for 2013, please see the Company’s Form 10-Q for the nine months ended September 30, 2013, which will be filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,
	2013	2012	2013	2012

Net revenues	$2,565,076	$2,216,920	$7,596,981	$6,722,138

Net realized securities gains	$4,987	$154,207	$244,378	$581,669

Income from continuing operations before income taxes
and income related to associated companies	$2,517	$171,561	$365,934	$614,169

Income related to associated companies	23,889	24,274	89,560	65,802

Income from continuing operations before income taxes	26,406	195,835	455,494	679,971

Income tax provision	16,183	78,890	86,258	264,176

Income from continuing operations	10,223	116,945	369,236	415,795

Income (loss) from discontinued operations, including gain (loss)
on disposal, net of taxes	4,160	(2,611)	3,972	(1,994)

Net income	14,383	114,334	373,208	413,801

Net (income) loss attributable to the noncontrolling interest	(253)	972	1,098	1,067

Net income attributable to the redeemable noncontrolling interests	(10,132)	(8,632)	(11,239)	(14,568)

Preferred stock dividends	(1,027)	–	(2,381)	–

Net income attributable to
Leucadia National Corporation common shareholders	$2,971	$106,674	$360,686	$400,300

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$–	$.45	$1.07	$1.64
Income (loss) from discontinued operations, including
gain (loss) on disposal	.01	(.01)	.01	–
Net income	$.01	$.44	$1.08	$1.64

Number of shares in calculation	367,641	244,583	331,091	244,583

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$–	$.44	$1.05	$1.62
Income (loss) from discontinued operations, including
gain (loss) on disposal	.01	(.01)	.01	–
Net income	$.01	$.43	$1.06	$1.62

Number of shares in calculation	367,687	248,910	338,897	248,910